Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 27, 2018 (except for Note 2 and Note 14, as to which the date is June 29, 2018), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-226002) and related Prospectus of Tenable Holdings, Inc. for the registration of 12,535,000 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, VA

July 24, 2018